Filed pursuant to Rule 433

Registration No. 333-190248-01

May 11, 2015

PRICING TERM SHEET

3.375% Notes due 2025

Issuer:	ERP Operating Limited Partnership

Security:	3.375% Notes due 2025

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A- by Fitch Ratings Services

Principal Amount Offered:	$450,000,000

Trade Date:	May 11, 2015

Settlement Date:	May 14, 2015 (T+3)

Maturity Date:	June 1, 2025

Coupon:	3.375%

Interest Payment Dates:	Payable semiannually on June 1 and December 1, commencing December 1, 2015

Price to Public:	99.450%

Benchmark Treasury:	2.000% due February 15, 2025

Benchmark Treasury Yield:	97-23+ // 2.260%

Spread to Benchmark Treasury:	+118 bps

Re-Offer Yield:	3.440%

Make-Whole Call:	Treasury rate plus 20 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after March 1, 2025, the redemption price will not include the Make-Whole Amount.

Net Proceeds:	$447,525,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884A BD4 / US26884ABD46

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC Barclays Capital Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Scotia Capital (USA) Inc.

Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA Inc. BBVA Securities Inc. Comerica Securities, Inc. Capital One Securities, Inc. Loop Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (800) 831-9146 or prospectus@citi.com; Morgan Stanley & Co. Incorporated, (212) 761-9199; or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281-8098, telephone: (877) 280-1299.

PRICING TERM SHEET

4.500% Notes due 2045

Issuer:	ERP Operating Limited Partnership

Security:	4.500% Notes due 2045

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A- by Fitch Ratings Services

Principal Amount Offered:	$300,000,000

Trade Date:	May 11, 2015

Settlement Date:	May 14, 2015 (T+3)

Maturity Date:	June 1, 2045

Coupon:	4.500%

Interest Payment Dates:	Payable semiannually on June 1 and December 1, commencing December 1, 2015

Price to Public:	99.622%

Benchmark Treasury:	3.000% due November 15, 2044

Benchmark Treasury Yield:	99-17+ // 3.023%

Spread to Benchmark Treasury:	+150 bps

Re-Offer Yield:	4.523%

Make-Whole Call:	Treasury rate plus 25 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after December 1, 2044, the redemption price will not include the Make-Whole Amount.

Net Proceeds:	$298,866,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884A BE2 / US26884ABE29

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC Barclays Capital Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Scotia Capital (USA) Inc.

Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA Inc. BBVA Securities Inc. Comerica Securities, Inc. Capital One Securities, Inc. Loop Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (800) 831-9146 or prospectus@citi.com; Morgan Stanley & Co. Incorporated, (212) 761-9199; or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281-8098, telephone: (877) 280-1299.